Exhibit 8.2

                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                         525 UNIVERSITY AVENUE

                         PALO ALTO, CALIFORNIA 94301-1908

                         _________

                         TEL: (650) 470-4500

                         FAX: (650) 470-4570

                         www.skadden.com

July 8, 2016

TiVo Inc.

2160 Gold Street

San Jose, CA 95002

FIRM/AFFILIATE OFFICES

_______

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

_______

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

Re:	United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as U.S. tax counsel to TiVo Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated April 28, 2016 (as amended through the effective date thereof, the “Agreement”), by and among (i) the Company, (ii) Rovi Corporation, a Delaware Corporation (“Rovi”), (iii) Titan Technologies Corporation, a Delaware corporation and a wholly-owned subsidiary of Rovi (“New Parent”), (iv) Nova Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent (“Rovi Merger Sub”), (v) Titan Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent (“TiVo Merger Sub,” and together with Rovi, New Parent and Rovi Merger Sub, the “Rovi Parties”). This opinion is being delivered in connection with the registration statement (File No. 333-211874) of New Parent on Form S-4, which includes the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed on June 6, 2016 (as amended through the effective date thereof, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by

TiVo Inc.

all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and each of the Rovi Parties. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company and each of the Rovi Parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that under current U.S. federal income tax law, although the discussion set forth in the Proxy Statement/Prospectus under the heading “The Mergers—Material United States Federal Income Tax Consequences—United States Federal Income Tax Consequences to U.S. Holders of TiVo Common Stock” does not purport to discuss all possible U.S. federal income tax consequences of the TiVo merger, such discussion, though general in nature, constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the TiVo merger that are anticipated to be material to U.S. holders of TiVo common stock.

Except as set forth above, we express no other opinion. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “The Mergers—Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and cannot be relied upon by any other person without our express written permission.

TiVo Inc.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP